                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

 PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

Filed by the Registrant /_/

Filed by a Party other than the Registrant /X/

Check the appropriate box:

     /_/  Preliminary Proxy Statement

     /_/  Confidential,  for Use of the  Commission  Only (as  permitted by Rule
          14a-6(e)(2))

     /_/  Definitive Proxy Statement

     /X/  Definitive Additional Materials

     /_/  Soliciting Material Under Rule 14a-12

                           TRI-CONTINENTAL CORPORATION
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                (Name of Registrant as Specified in Its Charter)

                     WESTERN INVESTMENT HEDGED PARTNERS L.P.
                             WESTERN INVESTMENT LLC
                    WESTERN INVESTMENT ACTIVISM PARTNERS LLC
                 WESTERN INVESTMENT TOTAL RETURN MASTER FUND LTD
                  BENCHMARK PLUS INSTITUTIONAL PARTNERS, L.L.C.
                         BENCHMARK PLUS PARTNERS, L.L.C.
                        BENCHMARK PLUS MANAGEMENT, L.L.C.
                          PARADIGM PARTNERS, N.W., INC.
                                ARTHUR D. LIPSON
                                 SCOTT FRANZBLAU
                                 ROBERT FERGUSON
                                 MICHAEL DUNMIRE
                                   PAUL DEROSA
                                  DAVID B. FORD
                                 ELYSE NAKAJIMA
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    (Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     /X/  No fee required.

     /_/  Fee  computed on table below per Exchange  Act Rules  14a-6(i)(1)  and
          0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit  price  or other  underlying  value of  transaction  computed pursuant to Exchange  Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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     /_/  Fee paid previously with preliminary materials:

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     /_/  Check box if any part of the fee is offset as provided by Exchange Act
Rule  0-11(a)(2)  and identify the filing for which the  offsetting fee was paid previously.  Identify the previous filing by registration  statement  number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

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     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

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     (4) Date Filed

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         Western  Investment  Hedged  Partners  L.P.  together  with  the  other
Participants  (as defined  below)  ("Western  Investment")  is filing  materials contained in this  Schedule  14A with the  Securities  and  Exchange  Commission relating to the definitive  proxy statement and  accompanying  proxy cards filed with the Securities and Exchange Commission on August 22, 2006 and to be used in
connection  with  the  special   meeting  of  stockholders  of   Tri-Continental
Corporation  (the  "Company")  scheduled to be held on  September  28, 2006 (the
"special  meeting")  to  solicit  votes in support  of the  election  of Western
Investment's  slate of director  nominees and against  certain of the  Company's proposals at the special meeting.  Western Investment urges stockholders to read its definitive proxy statement because it contains important information.

         Item 1: On or about September 12, 2006,  Western  Investment mailed the following letter to stockholders of the Company:

September 12, 2006

Dear Fellow Stockholder:

THE UPCOMING SPECIAL MEETING OF TRI-CONTINENTAL  CORPORATION IS YOUR OPPORTUNITY
TO ELECT TRULY INDEPENDENT DIRECTORS.

                                WHO DO YOU TRUST?
            OUR INDEPENDENT NOMINEES OR SELIGMAN'S HAND-PICKED SLATE?

Enron,  Worldcom and Tyco. Option timing  investigations.  Corporate boards have too often failed to prevent and/or disclose abuses.  Whom do you want to entrust with the future  oversight  of your  investment  dollars?  It's not a rhetorical question, especially for Tri-Continental investors. In our opinion, the value of your shares may depend upon it.

WHAT IS  SELIGMAN  TRYING  TO COVER  UP?  J. & W.  Seligman  & Co.  Incorporated
("Seligman"),   Tri-Continental's   investment   manager,   is  currently  under
investigation by both the United States  Securities and Exchange  Commission and
the  Office of the  Attorney  General  of the State of New  York.  The  Attorney
General's  Office has been forced to go to state court to obtain  documents  and information  from  Seligman  relating  to its  inquiry  into  trading  practices involving the Seligman  group of funds.  Separately,  in an attempt to block the
Attorney  General's  Office on  procedural  grounds,  Seligman has filed suit in federal  court seeking to stop the Attorney  General's  Office from pursuing its inquiry as to the advisory fees paid by the Seligman group of funds to Seligman.

WHAT IS  SELIGMAN  HIDING?  AS  MORNINGSTAR  RECENTLY  NOTED,  "WHEN ANY FIRM IS
EMBROILED  IN A  TOE-TO-TOE  SHOWDOWN  WITH  BOTH  THE SEC AND A STATE  ATTORNEY
GENERAL, THAT CASTS A DARK CLOUD OF UNCERTAINTY OVER SAID FIRM."

PENDING  INVESTIGATION:  Seligman has already made payments to affected open-end funds in the amount of approximately $2 million and briefly modestly reduced the management fee it charges  another fund in connection  with its "market  timing"
activities.  The  Attorney  General  believes  this  "restitution"  to be wholly inadequate,  and that the  "dilution"  these  activities  caused to be "over $80

million".   THE  ACTIVITIES  IN  QUESTION  WOULD  HAVE  PROFITED   SELIGMAN  AND
PARTICULARLY MR. MORRIS,  OWNER OF APPROXIMATELY 75% OF SELIGMAN,  BY INCREASING
ITS  MANAGEMENT  FEE  INCOME  -  BUT  WOULD  HAVE  HURT  HOLDERS  BY  INCREASING
TRANSACTION  EXPENSES  AND  MANAGEMENT   OVERHEAD,   THUS  IMPACTING  INVESTMENT
PERFORMANCE.

MORNINGSTAR  "F" RATING:  Morningstar,  the  well-respected  rating  company for mutual funds,  recently rated the Seligman  family of open-end mutual funds with an "F" for corporate  governance,  the lowest possible grade.  Morningstar noted
that Seligman's  communications to shareholders  have been "largely  superficial and  haven't  been as timely as they could have been."  Morningstar  recommended that  investors  "proceed  with  caution"  concerning  an investment in Seligman open-end mutual funds.

INDEPENDENCE: ASK YOURSELF WHY THE TRI-CONTINENTAL BOARD IS SPENDING MILLIONS OF
DOLLARS OF YOUR MONEY TO STOP INDEPENDENT  DIRECTORS FROM JOINING THE BOARD? Our
nominees are COMPLETELY INDEPENDENT of Seligman and Mr. Morris. As directors, we would have a fiduciary duty to put the interests of Tri-Continental stockholders first - not the interest of its money  manager  Seligman or anyone else.  We are professionals  who have each achieved  remarkable  success in our fields. We did not do so by cutting ethical  corners,  and we certainly have no reason to start now.

IS SELIGMAN  TRYING TO ENTRENCH  ITSELF?  If the quorum is lowered to  one-third
(1/3) of all of the votes entitled to be cast, as the Tri-Continental  board has proposed in proposal no. 2 at the Special  Meeting,  directors  might be elected and  important  proposals  passed by  stockholders  holding as few as 17% of the votes  entitled to be cast.  We believe that this  threshold is just too low. If management  does not have the support of more than 17% of the votes  entitled to be cast, then we do not believe an action should be approved. It is too easy for management to get its way by courting a minority of  stockholders  who share its views,  leading  to  a  possible  perpetuation  of  bad  policies  without  true stockholder representation.

EXPERIENCE:  WHY IS  TRI-CONTINENTAL'S  BOARD AFRAID TO HAVE  EXPERIENCED  MONEY
MANAGERS ON ITS BOARD.  COULD IT BE THAT  EXPERIENCED  MONEY  MANAGERS WOULD NOT
TOLERATE SELIGMAN'S PERFORMANCE FOR TRI-CONTINENTAL?  The current board does not have a single member with  professional  investment money management  experience outside of the Seligman  boardroom.  Mr. Morris WAS with Lehman  Brothers  years ago, but did not serve as an  investment  manager.  Our  nominees,  on the other hand,  together  have over 58 years of  hands-on  investment  management  and/or investment  research  experience -  experience  and  achievement  at the highest levels of the industry:

     o   PAUL DEROSA: 24 YEARS PROFESSIONAL  INVESTMENT  MANAGEMENT  EXPERIENCE.
         Former head of capital markets and financial  derivatives  business for
         Citibank.  Managed  Citibank's  own bond  portfolio.  Currently  senior investment  principal  with  Mt.  Lucas  Management  Corp.,  overseeing investments for institutional and high-net-worth investors.

     o   DAVID B. FORD: 11 YEARS PROFESSIONAL  INVESTMENT MANAGEMENT EXPERIENCE.
         Co-head of Goldman  Sachs Asset  Management,  one of the  world's  most successful and highly respected  investment  management  organizations, with over $200 billion under  management.  Former  General  Partner and
         Managing Director of Goldman Sachs & Co.

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     o   ART LIPSON: 23 YEARS PROFESSIONAL  INVESTMENT MANAGEMENT AND INVESTMENT
         RESEARCH EXPERIENCE.  Created the Lehman Bond Index, a measurement tool routinely used by fiduciaries the world over. You might call it the Dow
         Jones Industrial Average of the fixed income sector.

The Seligman  nominees,  on the other hand, can point only to their service with
Seligman for relevant "experience."

CONTINUED  POOR  PERFORMANCE:  Tri-Continental's  Net  Asset  Value  return  has underperformed  the S&P 500 index in 12 of the last 15 years, as well as in 2006 to date.  Regardless of all of the recent statements by Mr. Morris attempting to
demonstrate   improved   performance,   the   results   speak  for   themselves,
Tri-Continental's 2006 performance continues to lag the S&P 500 index. For 2006, returns through September 8, 2006 were as follows:

                    S&P 500 Index        5.49%
                    Tri-Continental      5.02%

RESPONSIBILITY:  Tri-Continental  stockholders both deserve and require a strong and independent  presence on the  Seligman-dominated  board to see that it fully protects their interests.  Our campaign is about proper governance,  not control
of  the  company;   about   responsible   representation,   not  some  corporate
sleight-of-hand. We have no intention of open-ending or liquidating the fund. We wish to see Tri-Continental perform well. We want it to prosper, and are willing to expend our talents, time and energy to see that it does.

            SHOULDN'T THERE BE A WATCHDOG ON THE BOARD PROTECTING THE
                            STOCKHOLDERS' INTERESTS?

                           ELECT OUR INDEPENDENT SLATE

                       VOTE AGAINST THE CHARTER AMENDMENT

           WE BELIEVE THE CHOICE IS CLEAR -- VOTE THE GOLD PROXY TODAY

You can help us in this effort by voting your GOLD proxy  today.  Simply  follow the instructions on your GOLD proxy to vote by phone or internet,  or sign, date and return it in the envelope provided today.

Thank you for your support.

Sincerely,

Art Lipson

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                            IMPORTANT - TIME IS SHORT
                             VOTE YOUR SHARES TODAY!

There are only a few short days remaining  before the Special  Meeting.  We urge you to vote  your  GOLD  proxy  today by  internet  or phone  by  following  the instructions  on the enclosed GOLD proxy card.  ONLY YOUR LATEST DATED VOTE WILL
BE COUNTED,  AND EVEN IF YOU HAVE  ALREADY SENT IN A PROXY FOR  MANAGEMENT,  YOU
HAVE EVERY RIGHT TO CHANGE YOUR VOTE!

If you have any questions or require  assistance  in voting your shares,  please contact  Innisfree M&A,  Incorporated,  which is assisting us, at  877-456-3510.
(Banks and Brokers may call collect: 212-750-5833).

                  FOR MORE INFORMATION, VISIT WWW.FIXMYFUND.COM

The website  HTTP://WWW.FIXMYFUND.COM was updated to include a link to the above letter.

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